Exhibit 99.5

FORM OF BENEFICIAL OWNER ELECTION FORM

The undersigned acknowledge(s) receipt of your letter, sent in your capacity as record holder or nominee, and the enclosed materials referred to therein relating to the rights offering (“Rights Offering”) by Motricity, Inc. (the “Company”) of subscription rights to purchase units of the Company’s securities consisting of              shares of the Company’s     % Redeemable Series J preferred stock and              warrants, each to purchase one share of the Company’s common stock at a price of $            per share.

With respect to any instructions to exercise (or not to exercise) subscription rights, the undersigned acknowledges that this form must be completed and returned such that it will be received by you by 5:00 p.m., New York City time, on                              , 2012, four business days prior to the scheduled expiration date of the Rights Offering (which may be extended by the board of directors of the Company).

This will instruct you whether to exercise subscription rights to purchase units distributed with respect to the shares of common stock held by you for the account of the undersigned, pursuant to the terms and subject to the conditions set forth in the Prospectus.

Box 1.    ☐    Please DO NOT EXERCISE SUBSCRIPTION RIGHTS for units.

Box 2.    ☐    Please EXERCISE SUBSCRIPTION RIGHTS for units as set forth below:

The number of subscription rights for which the undersigned gives instructions for exercise under the basic subscription privilege should not exceed the number of subscription rights that the undersigned is entitled to exercise. No fractional units will be issued in the Rights Offering. Fractional units resulting from the exercise of the over-subscription privilege will be eliminated by rounding down to the nearest whole unit, with the total subscription payment being adjusted accordingly.

	No. of Units		Per Unit Subscription Price		Payment
Basic Subscription Privilege*		X	$	=	$ ____________

Over-Subscription Privilege**		X	$	=	$ ____________

Total Payment Required:					$ ____________

*	Each basic subscription privilege is exercisable to purchase one unit.
**	May not exceed of the number of units exercised pursuant to the basic subscription privilege.

Box 3.    ☐    Payment in the following amount is enclosed $            .

Box 4.    ☐    Please deduct payment from the following account maintained by you as follows:

    Type of Account:

    Account No.:

    Amount to be deducted: $

Signature:

Name:

Title:

Date:                                                  , 2012